   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 18, 1995


                                                      REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                               ALTERA CORPORATION
             (Exact name of Registrant as specified in its charter)

                  CALIFORNIA                                    77-0016691
(State or other jurisdiction of incorporation    (I.R.S. Employer Identification Number)
                or organization)

                              2610 ORCHARD PARKWAY
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 894-7000

   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------
                                  RODNEY SMITH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              2610 ORCHARD PARKWAY
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 894-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

          THOMAS C. DEFILIPPS, ESQ.                          THOMAS W. FURLONG, ESQ.
     WILSON, SONSINI, GOODRICH & ROSATI                   GEORGE H. HOHNSBEEN II, ESQ.
          PROFESSIONAL CORPORATION                        GRAY CARY WARE & FREIDENRICH,
             650 PAGE MILL ROAD                            A PROFESSIONAL CORPORATION
         PALO ALTO, CALIFORNIA 94304                           400 HAMILTON AVENUE
               (415) 493-9300                              PALO ALTO, CALIFORNIA 94301
                                                                 (415) 328-6561

                             ---------------------
        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
                             ---------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  / /
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  / /
                             ---------------------
                        CALCULATION OF REGISTRATION FEE


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                                                                       PROPOSED
                                                       PROPOSED        MAXIMUM
     TITLE OF EACH CLASS                               MAXIMUM        AGGREGATE       AMOUNT OF
        OF SECURITIES              AMOUNT TO BE     OFFERING PRICE     OFFERING      REGISTRATION
      TO BE REGISTERED             REGISTERED(1)     PER SHARE(1)      PRICE(1)          FEE
---------------------------------------------------------------------------------------------------
Common Stock, no par value...     701,350 shares       $65.875       $46,201,432       $15,932
---------------------------------------------------------------------------------------------------
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



(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based on the average of the low and high prices for the Common Stock as reported on The Nasdaq Stock Market on September 15, 1995.

                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 1995

PROSPECTUS

                                 701,350 SHARES

                                      LOGO


                                  COMMON STOCK

                          ---------------------------

     All of the 701,350 shares of Common Stock, no par value (the "Common Stock"), of Altera Corporation ("Altera" or the "Company"), offered hereby are being offered by Intel Corporation (the "Selling Shareholder"). The Company will not receive any of the proceeds of the sale of the shares offered hereby. See "Selling Shareholder" and "Underwriting."


     The Common Stock is listed on The Nasdaq Stock Market under the symbol "ALTR." On September 15, 1995, the last reported sale price of the Company's Common Stock on The Nasdaq Stock Market was $66.50 per share.


                          ---------------------------


        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.


           SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                          ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                  TO THE CONTRARY IS A CRIMINAL OFFENSE.

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------------------------------------------------------------------------------------------------------
                                          PRICE TO                                   PROCEEDS TO
                                           PUBLIC        UNDERWRITING DISCOUNTS SELLING SHAREHOLDER(2)
                                                           AND COMMISSIONS(1)
------------------------------------------------------------------------------------------------------
Per Share.........................            $                    $                      $
------------------------------------------------------------------------------------------------------
Total.............................            $                    $                      $
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Excludes offering expenses of approximately $86,000 being paid by the Company.


                          ---------------------------

     The shares of Common Stock offered by this Prospectus are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain other conditions. It is expected that the delivery of the certificates for the shares of Common Stock will be made at the offices of
Lehman Brothers Inc., New York, New York, on or about             , 1995.

                          ---------------------------

SMITH BARNEY INC.                                                LEHMAN BROTHERS

September   , 1995

                             AVAILABLE INFORMATION



     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is quoted on The Nasdaq Stock Market. Reports, proxy statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994; (2) the Company's Proxy Statement dated March 16, 1995; (3) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; and (4) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as amended by Form 10-Q/A filed on or about September 18, 1995; and (5) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on March 30, 1988, and any further amendment or report filed hereafter for the purpose of updating any such description.



     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person a copy of any or all of the foregoing documents incorporated herein by reference (exclusive of exhibits, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Chief Financial Officer, Altera Corporation, 2610 Orchard Parkway, San Jose, California 95134-2020 or by telephone at (408) 894-7000.


     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET, IN THE OVER-THE COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS AND THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING.

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby.

DEPENDENCE ON WAFER SUPPLIERS AND LIMITED AVAILABILITY

     The Company does not directly manufacture finished silicon wafers. Its products, however, require wafers manufactured with state-of-the-art fabrication techniques. Accordingly, the Company's strategy has been to maintain relationships with larger semiconductor manufacturers for the production of its wafers. Finished wafers for each of the Company's products are currently manufactured by one, or in a few instances, two of the Company's foundry suppliers. The Company has supply arrangements for the production of wafers with Sharp Corporation of Japan ("Sharp"), Cypress Semiconductor Corporation ("Cypress"), Texas Instruments Incorporated ("Texas Instruments"), Taiwan Semiconductor Manufacturing Corporation ("TSMC"), and the Selling Shareholder through a combination of long-term contracts and current purchase orders. The Company currently purchases a majority of its wafers from Sharp. The Company recently began obtaining wafers from TSMC, which is now commencing commercial volume production of the Company's products. Although management expects that TSMC's manufacturing processes will enable the Company to lower its costs, particularly on the FLEX 8000 family, there can be no assurance that these cost reductions will be achieved.


     The Company depends upon its foundries to produce wafers at acceptable yields and to deliver them to the Company in a timely manner. The manufacture of advanced CMOS semiconductor wafers is a highly complex process, and the Company has from time to time experienced difficulties in obtaining acceptable yields and timely delivery from its suppliers. Good production yields are particularly important to the Company's business and financial results, including its ability to meet customers' demand for products and to maintain profit margins. The manufacture of semiconductor products is sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used, and the performance of personnel and equipment. As is common in the semiconductor industry, the Company has from time to time experienced in the past and expects that it will experience in the future, production yield problems. Accordingly, no assurance can be given that the Company will not experience significant production yield problems with one or more of its product lines. Production throughput times also vary considerably among the Company's wafer suppliers. The Company has experienced delays from time to time in processing some of its products and recently experienced long lead times from vendors on some of its newer products. Any prolonged inability to obtain adequate yields or deliveries could adversely affect the Company's operating results. The Company expects that, as is customary in the semiconductor business in order to maintain or enhance competitive position, it will in the future seek to convert its fabrication process arrangements to larger wafer sizes, to more advanced process technologies, or to new suppliers. Such conversions entail inherent technological risks that can adversely affect yields and delivery times. In addition, if for any reason the Company were required to seek alternative sources of supply, shipments could be delayed significantly while such sources are qualified for volume production, and any significant delay would have a material adverse effect on the Company's operating results.



     The Company has at times been unable to fully satisfy customer demand because of insufficient wafer allocation from its foundries. The Company is currently scheduling orders that it will accept based on available production capacity. The Company's long-term growth will depend in large part on increasing its wafer capacity allocation from current foundries, adding additional foundries, and improving yields of die per wafer from its foundries through reductions in the die size of the Company's products and implementation of advanced process technologies. Wafer capacity in the semiconductor industry, particularly in the Company's advanced process geometries, is presently limited and in high demand. There can be no assurance that the Company will be able to satisfy its future wafer needs from current or alternative manufacturing sources. Any increase in general demand for wafers within the industry, or any reduction of existing wafer supply from any of the Company's foundry sources, could materially adversely affect the Company's business. Furthermore, there can be no assurance that the Company will be able to obtain an increased number of functional die per wafer.

     In an effort to secure additional wafer capacity, the Company from time to time considers a number of alternatives, including, without limitation, equity investments in, or loans, deposits, or other financial commitments to, independent wafer manufacturers in exchange for production capacity, or the use of contracts which firmly commit the Company to purchase specified quantities of wafers over extended periods. Any such transactions could require the Company to seek equity or debt financing to fund such activities and, in certain circumstances, to grant product or technology rights in return for production capacity. There can be no assurance that any such additional financing could be obtained on terms acceptable to the Company, if at all, or that the grant of any such product or technology rights would not materially adversely affect the Company's business.

     The Company also has at times been unable, and may in the future be unable, to fully satisfy customer demand because of other production constraints. These constraints include the ability of suppliers and subcontractors to provide materials and services used in the manufacture of the Company's products and to assemble and test those products in a timely manner, as well as the ability of the Company to process products for shipment. The Company's future growth will depend in part on its ability to locate and qualify additional suppliers and subcontractors and to increase its own capacity to ship products, and there can be no assurance that the Company will be able to do so. Any increase in these constraints on the Company's production could materially adversely affect the Company's business.

PATENTS AND PROPRIETARY RIGHTS; CURRENT PATENT LITIGATION

     The Company owns more than 50 United States patents and has additional pending United States patent applications on its semiconductor products. The Company also has technology licensing agreements with AMD, Cypress, Texas Instruments, and the Selling Shareholder giving the Company royalty-free rights to design, manufacture, and package products using certain patents they control. Other companies have filed applications for, or have been issued, other patents and may develop, or obtain proprietary rights relating to, products or processes competitive with those of the Company. From time to time the Company may find it desirable to obtain additional licenses from the holders of patents relating to products or processes competitive with those of the Company. Although its patents and patent applications may have value in discouraging competitive entry into the Company's market segment and the Company believes that its current licenses will assist it in developing additional products, there can be no assurance that any additional patents will be granted to the Company, that the Company's patents will provide meaningful protection from competition, or that any additional products will be developed based on any of the licenses that the Company currently holds. In addition, there can be no assurance that such additional licenses could be obtained on terms or conditions acceptable to the Company or that such licenses, if obtained, would lead to the development of additional products. The Company believes that its future success will depend primarily upon the technical competence and creative skills of its personnel, rather than on its patents, licenses, or other proprietary rights.

     The Company, in the normal course of business, from time to time receives and makes inquiries with respect to possible patent infringements. As a result of inquiries received from companies, it may be necessary or desirable for the Company to obtain additional licenses relating to one or more of its current or future products. There can be no assurance that such additional licenses could be obtained, and, if obtainable, could be obtained on conditions that would not have a material and adverse effect on the Company's operating results. If the inquiring companies were to allege infringement of their patents, as is the case in the Company's current litigation with two of its competitors, there can be no assurance that any necessary licenses could be obtained, and, if obtainable, would be on terms or conditions that would not have a material adverse effect on the Company. In addition, if litigation ensued, there can be no assurance that these companies would not succeed in obtaining significant monetary damages or an injunction against the manufacture and sale of one or more of the Company's product families. It may be necessary or desirable for the Company to incur litigation expenses to enforce its intellectual property rights. There is no assurance that any such litigation would be successful or that the Company's patents would be upheld if challenged.

     In June 1993, Xilinx, Inc. ("Xilinx") brought suit against the Company seeking monetary damages and injunctive relief based on the Company's alleged infringement of certain patents held by Xilinx. In June 1993, the Company brought suit against Xilinx, seeking monetary damages and injunctive relief based on Xilinx's alleged infringement of certain patents held by the Company. In April 1995, the Company filed a separate lawsuit against Xilinx in Delaware, Xilinx's state of incorporation, seeking monetary damages and injunctive relief based on Xilinx's alleged infringement of one of the Company's patents. In May 1995, Xilinx counterclaimed against the Company in Delaware, asserting defenses and seeking monetary damages and injunctive relief based on the Company's alleged infringement of certain patents held by Xilinx. Due to the nature of the litigation with Xilinx and because the lawsuits are still in the pre-trial stage, the Company's management cannot estimate the total expenses, the possible loss, if any, or the range of loss that may ultimately be incurred in connection with the allegations. Management cannot ensure that Xilinx will not succeed in obtaining significant monetary damages or an injunction against the manufacture and sale of the Company's MAX 5000, MAX 7000, FLEX 8000, or MAX 9000 families of products, or succeed in invalidating any of the Company's patents. There can be no assurance that any of the results of any of these proceedings will not have a material adverse effect on the Company.

     In August 1994, Advanced Micro Devices ("AMD") brought suit against the Company seeking monetary damages and injunctive relief based on the Company's alleged infringement by the MAX 7000 product family of certain patents held by AMD. In September 1994, Altera answered the complaint asserting that it is licensed to use the patents which AMD claims are infringed and filed a counterclaim against AMD alleging infringement of certain patents held by the Company. In May 1995, AMD amended its complaint to assert that the Classic, MAX 5000, FLEX 8000, MAX 9000, FLEX 10K, and FLASHlogic product families infringe certain AMD patents. The Company also amended its counterclaim to assert that AMD's products infringe an additional patent owned by the Company. Due to the nature of the litigation with AMD, and because the lawsuit is at an early stage, the Company's management cannot estimate the total expense, the possible loss, if any, or the range of loss that may ultimately be incurred in connection with the allegations. Management cannot ensure that AMD will not succeed in obtaining significant monetary damages or an injunction against the manufacture and sale of the Classic, MAX 5000, MAX 7000, FLEX 8000, MAX 9000, FLEX 10K, and FLASHlogic product families, or succeed in invalidating any of the Company's patents. There can be no assurance that any of the results of any of these proceedings will not have a material adverse effect on the Company.

FACTORS AFFECTING OPERATING RESULTS

     The Company's quarterly and annual operating results are affected by a wide variety of factors that could materially and adversely affect revenues and profitability, including the Company's access to advanced process technologies, the timing and extent of process development costs, the Company's ability to introduce new products on a timely basis, the volume and timing of orders received, market acceptance of the Company's and its customers' products, the timing of new product announcements and introductions by the Company or its competitors, changes in the mix of products sold, the timing and extent of research and development expenses, the availability and cost of wafers from outside foundries, fluctuations in manufacturing yields, competitive pricing pressures, cyclical semiconductor industry conditions, fluctuations in foreign currency exchange rates (particularly with Japan), changes in domestic or international distribution arrangements, and developments in pending patent litigation. A majority of the Company's net revenues are derived from sales of a limited number of products. Historically, average selling prices in the semiconductor industry have decreased over the life of any particular product as the technology matures, as availability and competition increase, and as new, more advanced products are introduced. The Company expects this trend to continue, and there can be no assurance that the average selling prices of the Company's products will not be subject to significant pricing pressures in the future. The Company's business is characterized by short-term orders and shipment schedules, and customer orders typically can be canceled or rescheduled without significant penalty to the customer. Due to the absence of substantial noncancelable backlog, the Company typically plans its production and inventory levels based on internal estimates of customer demand; customer demand is highly unpredictable and can fluctuate substantially. In addition, the Company is limited in its ability to reduce costs quickly in response to any revenue shortfalls. As a result of the foregoing or other factors, there can be no assurance that the Company will not experience material and adverse fluctuations in future operating results on a quarterly or annual basis.

MANAGEMENT OF GROWTH AND DEPENDENCE ON KEY PERSONNEL


     The Company has experienced rapid growth in the number of its employees, the scope of its operations, and the geographic breadth of its operations. This growth has resulted in new and increased responsibilities for management personnel and has placed added pressure on the Company's operating and financial systems. The Company's ability to support the growth of its business and to implement appropriate management information systems will be substantially dependent upon its having in place highly trained resources to conduct research and development, product implementation, sales activity, financial management, and customer support services. Accordingly, the Company's future operating results will depend on the ability of its officers and other key employees to continue to conduct business effectively and to improve the Company's operations. The Company will need to hire additional management and technical personnel, integrate its new employees into its overall operations, and continue to improve its operational, financial, and management systems. There can be no assurance that the Company will be able to manage its recent or any future expansion successfully, and any inability to do so would have a material adverse effect on the Company's results of operations. The success of the Company is also dependent in large part upon the continued service of its key management, technical, sales, and support employees and on its ability to continue to attract and retain additional qualified employees. The competition for such employees is intense and the loss of any of such employees could have a material adverse effect on the Company.


TECHNOLOGICAL DEVELOPMENTS

     The Company must continue to make significant investments in research and development in order to continue to develop new products, enhance existing products and achieve market acceptance for such products, particularly in light of the industry pattern of price erosion for mature products. Recently, the Company has introduced enhanced members of its existing MAX 7000 and FLEX 8000 families and its MAX 9000 architecture and has announced its FLEX 10K product family. The commercial success of these products will depend upon the achievement of targeted yield, product cost, and performance levels and the development of manufacturing, marketing, and support capabilities. Even if such goals are accomplished, there can be no assurance that these products will achieve significant market acceptance. If the Company were unable to successfully define, develop, and introduce competitive new products, and enhance its existing products, its future operating results would be adversely affected.

COMPETITION

     The semiconductor industry overall is intensely competitive and is characterized by rapid technological change, rapid rates of product obsolescence, and price erosion resulting from both product obsolescence and price competition. The Company competes directly with a number of fast-growing domestic companies that devote a significant portion of their resources to new product development and existing product enhancement. The semiconductor industry also includes many large domestic and foreign companies that have substantially greater financial, technical, and marketing resources than the Company. Although the Company does not currently experience direct competition from many of these larger companies, many offer products that are competitive with the Company's products or have announced their intentions to enter the market. Some of these companies have proprietary wafer manufacturing ability, preferred vendor status with many of the Company's customers, extensive marketing power and name recognition, much greater financial resources than those of the Company, and other significant advantages over the Company. The Company expects that as the dollar volume of the programmable logic market grows, the attractiveness of this market to larger, more powerful competitors will continue to increase. In addition, the Company competes with some of the wafer suppliers to whom it has licensed portions of its technology. The Company also faces indirect competition from many semiconductor companies that manufacture products satisfying similar customer needs. Substantial direct or indirect competition could have a material adverse effect on the Company's operating results.

FOREIGN CURRENCY FLUCTUATION


     The Company currently purchases a majority of its wafers from Sharp under yen-denominated purchase contracts, and the appreciation of the yen against the dollar has resulted in higher costs to the Company. The Company has from time to time engaged in a variety of foreign exchange hedging strategies to mitigate the exposure of its yen-denominated contracts. This hedging has included the purchase of yen forward contracts and options and the use of offsetting yen receipts. In the first quarter of 1995, the value of the dollar dropped sharply against the yen, and the Company's operating results were adversely affected due to the resulting increase in material costs. Although the value of the dollar has recently strengthened with respect to the yen, there can be no assurance that it will not deteriorate again or that any hedging strategies undertaken will be effective. In addition, the Company has not engaged in any contracts or use of financial instruments that will mitigate the Company's exposure to increases in the value of the yen beyond December 1995. Any further appreciation of the yen will unfavorably impact the Company's material cost. The Company expects the impact of foreign currency exchange rates to be more significant in the future.


FOREIGN MANUFACTURING AND ASSEMBLY

     The Company currently depends on foreign foundry suppliers for the manufacture of a majority of its finished silicon wafers. In addition, after wafer manufacturing is completed and each wafer is tested, the devices are assembled by subcontractors in Korea, Hong Kong, Malaysia, and the Philippines. Some devices are also tested by subcontractors in Asia. Although the Company's subcontractors have not recently experienced any serious work stoppages, the social and political situations in these countries are volatile, and any prolonged work stoppages or other inability of the Company to manufacture and assemble its products would have a material adverse effect on the Company's operating results. Furthermore, economic risks, such as changes in tax laws, tariffs, or freight rates, or interruptions in air transportation, could have a material adverse effect on the Company's operating results.

EXPORT SALES

     During each of the last three years, export sales constituted nearly half of the Company's total sales revenue. Currently, almost all export sales are denominated in U.S. dollars, but the Company is considering doing an increased amount of business in local currencies in the future. The Company's export sales are subject to those risks common to all export activities, including governmental regulation, possible imposition of tariffs or other trade barriers, and currency fluctuations. Certain export sales must be licensed by the Office of Export Administration of the U.S. Department of Commerce. From time to time, the Company has experienced delays in obtaining the necessary licenses, but to date such delays have not had a material adverse effect on the Company's business. There can be no assurance that such delays will not occur in the future, however, or that if such delays do occur, that they will not have a material adverse effect on the Company's business or operating results.

VOLATILITY OF STOCK PRICE

     The Company's Common Stock has experienced substantial price volatility and such volatility may occur in the future, particularly as a result of quarter to quarter variations in the actual or anticipated financial results of the Company or of other companies in the semiconductor industry, or in the markets served by the Company, or announcements by the Company or its competitors regarding new product introductions. In addition, any shortfall or changes in revenue, gross margins, earnings or other financial results from analysts or market expectations could cause the price of the Company's Common Stock to fluctuate significantly. In recent years, the stock market has experienced extreme price and volume fluctuations that have affected the market price of many technology companies' stocks in particular and that have often been unrelated or disproportionate to the operating performance of these companies. These factors may adversely affect the market price of the Common Stock.

CYCLICAL NATURE OF SEMICONDUCTOR INDUSTRY

     The semiconductor industry is highly cyclical and has been subject to significant downturns at various times that have been characterized by diminished product demand, production overcapacity, and accelerated erosion of average selling prices. In recent periods, the markets for the Company's products have been characterized by excess demand over supply and the resulting favorable product pricing. These conditions represent a departure from the long-term trend of declining average selling prices in the semiconductor market. Any material increase in industry-wide production capacity, shift in industry capacity toward products competitive with the Company's products, reduced demand or reduced growth in demand, or other factors could result in a rapid decline in product pricing and have a material adverse effect on the Company's operating results.

                                  THE COMPANY

     Founded in 1983, Altera is a leader in developing, marketing, and selling high-performance, high-density programmable logic devices ("PLDs") and associated software tools for logic development. The Company's products offer customers the benefits of low development costs, short lead times, and standard product inventories when compared to application-specific integrated circuits ("ASICs").

     Altera's semiconductor products are standard products that are configured by the Company's customers for specific applications. The Company offers a broad general purpose integrated circuit product line, ranging in density from 150 to 16,000 gates, as well as design tools that interface with a large number of industry-standard electronic design automation environments. In March 1995, the Company announced the FLEX 10K architecture, which will be capable of addressing designs as large as 100,000 gates. Logic designs using Altera chips can be created on both personal computers and engineering workstations, giving customers the freedom to create designs in the environment of their choice. Altera's PLDs are based on patented architectures which, when combined with advanced CMOS (complementary-metal-oxide semiconductor) technology, provide high speed and high logic density.

     Over the past decade, CMOS programmable logic has had a significant impact on electronic design. PLDs help the Company's customers to meet their performance and cost objectives while avoiding the significant development costs, long development lead times, and dedicated custom product inventories associated with ASICs. Using the Company's PLDs, engineers can complete numerous iterations of a product design and test and verify the design until it meets their expectations, while still delivering new products to market in record time. Since 1984, when the Company introduced the first CMOS PLD, the market for such devices has grown to over one billion dollars in 1994. Today, Altera sells seven different PLD product families with over 500 chip/package alternatives designed to provide customers a product combination suitable for their specific requirements.

     A cornerstone of the Company's strategy is the market penetration of its low-cost proprietary software design tools. By improving the productivity of its customers, the Company seeks to develop a base of customers who use the Company's software to design their own products. Each development software package can be used repeatedly for different designs on an ongoing basis. A number of these designs may become incorporated into the customer's products, thereby generating expanded PLD sales. The Company's software works only with Altera-designed logic devices, thus providing the Company a competitive advantage when dealing with customers that use its development system. The Company currently has licensed its development system software packages to over 20,000 users, although at any given time only a portion of these software packages may be active.

     Altera markets its PLD components and software to a broad range of customers through electronics distributors, direct sales personnel, and independent sales representatives. In 1994, sales to distributors and export sales constituted 74% and 48% of the Company's sales, respectively. The Company's customers include companies in the communications, computer, and industrial markets.

     Altera's manufacturing strategy has been to procure wafers for its components from leading manufacturers under technology exchange and foundry agreements, which has spared the Company the expense of establishing its own wafer fabrication facility. The Company currently obtains the majority of its wafer supply from Sharp Corporation of Japan and also obtains wafers from the Selling Shareholder, Cypress, Texas Instruments, and most recently from TSMC. The Company owns a minority interest in Cypress Semiconductor (Texas), Inc., which operates a wafer fabrication facility in Round Rock, Texas. The Company intends to expand existing sources and establish additional sources of wafer supply for its products as such arrangements are required to meet customer demand.


     On August 21, 1995, Thomas J. Nicoletti, formerly Vice President, Finance and Chief Financial Officer of the Company, became its Vice President, Business Development and Investor Relations, and Nathan M. Sarkisian, formerly the Company's Corporate Controller, became its Vice President, Finance and Chief Financial Officer.

                                  UNDERWRITING

     Under the terms of and subject to the conditions in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, the Underwriters named below have agreed, severally but not jointly, to purchase from the Selling Shareholder, and the Selling Shareholder has agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite their respective names below:

                                                                                NUMBER OF
                                   UNDERWRITERS                                  SHARES
    --------------------------------------------------------------------------  ---------
    Lehman Brothers Inc.......................................................
    Smith Barney Inc..........................................................
                                                                                ---------
              Total...........................................................   701,350
                                                                                ========

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to certain conditions contained therein, and that, if any of the foregoing shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all the shares of Common Stock agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be so purchased.

     The Company and the Selling Shareholder have been advised that the Underwriters propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part to certain selected dealers at such public offering price
less a concession not in excess of $       per share. The Underwriters may allow
and such dealers may reallow a concession not in excess of $       per share to
certain other brokers or dealers. After commencement of the public offering, the offering price and other selling terms may be changed by the Underwriters.

     The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.


     The Company has agreed that without the written consent of the Underwriters it will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible or exchangeable therefor, for a period of 30 days from the date of the Underwriting Agreement, subject to limited exceptions.


     From time to time, Lehman Brothers Inc. has provided, and may continue to provide, investment banking, underwriting, financial advisory and other services to the Selling Shareholder and its affiliates, for which services Lehman Brothers Inc. has received customary indemnification rights, underwriting discounts and fees. From time to time, Smith Barney Inc. has provided, and may continue to provide, such services to the Company, for which services Smith Barney Inc. has received customary indemnification rights, underwriting discounts and fees.

     Smith Barney Inc. currently acts as a market maker for the Common Stock and may engage in "passive market making" in the Common Stock on The Nasdaq Stock Market in accordance with Rule 10b-6A under the Exchange Act. Rule 10b-6A permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6 under the Exchange Act would otherwise prohibit such activity. Rule 10b-6A prohibits underwriters and selling group members engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on The Nasdaq Stock Market by a market marker that is not participating in the distribution. Under Rule 10b-6A, each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed.

                              SELLING SHAREHOLDER


     Prior to the offering contemplated hereby the Selling Shareholder owned 1,402,700 shares of the Common Stock of the Company, representing approximately 3.2% of the outstanding shares of the Company as of August 31, 1995. The Company issued these shares to the Selling Shareholder pursuant to an Asset Purchase Agreement by and among the Company, as Purchaser, and the Selling Shareholder, as Seller, dated as of July 12, 1994, as amended by First Amendment to Asset Purchase Agreement dated as of October 1, 1994 (the "Acquisition Agreement") and in connection with the Company's acquisition of the Selling Shareholder's PLD product line, including associated capital equipment, inventory and certain intellectual property (the "Acquisition"). The Acquisition was effective October 1, 1994. Immediately following the consummation of the Acquisition, Robert Reed, Senior Vice President and General Manager of the Selling Shareholder, was named to the Board of Directors of the Company.


     Pursuant to the terms of an Investor Agreement entered into between the Company and the Selling Shareholder in connection with the execution of the Acquisition Agreement (the "Investor Agreement"), the Company agreed that, beginning on October 1, 1995, it would, at the request of the Selling Shareholder, use its best efforts to cause to be registered such number of shares owned by the Selling Shareholder as may be so requested. The Company also agreed to pay the costs and expenses (excluding certain selling costs) of the first such registration. The Investor Agreement also includes certain indemnification arrangements between the Company and the Selling Shareholder. As part of the Acquisition and by separate agreements, the Selling Shareholder agreed to supply the Company with associated PLD wafers for at least three years, as well as to license the Company to make PLDs under certain of its patents. The Company agreed to license back to the Selling Shareholder on a limited basis certain acquired intellectual property which the Company purchased, and agreed to buy up to $2.5 million of the Selling Shareholder's labeled products.


     On September 18, 1995, the Company waived the provisions of the Investor Agreement restricting the Selling Shareholder from exercising its registration rights earlier than October 1, 1995, and, pursuant to the Selling Shareholder's request, undertook to cause the registration of the shares offered hereby. Immediately following the sale of the shares offered hereby, the Selling Shareholder will own 701,350 shares of Common Stock constituting approximately 1.6% of the outstanding shares of the Company as of August 31, 1995, and will continue to have certain registration rights under the Investor Agreement with respect to such shares.


                                 LEGAL MATTERS


     The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, Palo Alto, California. Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California, are acting as counsel for the Underwriters in connection with certain legal matters relating to the Common Stock offered hereby.


                                    EXPERTS

     The consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Price Waterhouse LLP, independent accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of such firm as experts in accounting and auditing.

           ---------------------------------------------------------
           ---------------------------------------------------------

     NO DEALER, SALESMAN, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                          ---------------------------

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Available Information................    2
Incorporation of Certain Documents by
  Reference..........................    2
Risk Factors.........................    3
The Company..........................    9
Underwriting.........................   10
Selling Shareholder..................   11
Legal Matters........................   11
Experts..............................   11


           ---------------------------------------------------------
           ---------------------------------------------------------

           ---------------------------------------------------------
           ---------------------------------------------------------

                                 701,350 SHARES
                                      LOGO


                                  COMMON STOCK

                          ---------------------------
                                   PROSPECTUS
                               September   , 1995

                          ---------------------------

                               SMITH BARNEY INC.

                                LEHMAN BROTHERS

           ---------------------------------------------------------
           ---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the various expenses, all of which will be paid by the registrant in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions, if any. All of the amounts shown are estimates except the Commission and the NASD fees.



    Commission Registration Fee................................................  $15,932
    NASD Filing Fee............................................................    5,331
    Blue Sky Fees and Expenses.................................................      500
    Legal Fees and Expenses....................................................   40,000
    Accounting Fees and Expenses...............................................   20,000
    Printing and Engraving Expenses............................................    2,500
    Transfer Agent and Registrar Fees..........................................    1,000
    Miscellaneous..............................................................      737
                                                                                 -------
              Total............................................................  $86,000
                                                                                 =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California Corporations Code authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article IV of the registrant's Restated Articles of Incorporation, as amended, and Article VI of the registrant's Bylaws provide for indemnification of its directors and officers, and permit indemnification of employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the registrant has entered into indemnification agreements with its officers and directors.

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER
------
  1.1   --   Underwriting Agreement.
  5.1   --   Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation.
 23.1   --   Consent of Price Waterhouse LLP.
 23.2   --   Consent of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
 24.1   --   Power of Attorney (included on page II-3).



ITEM 17.  UNDERTAKINGS


     The undersigned registrant hereby undertakes:

          That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant, Altera Corporation, a corporation organized and existing under the laws of California, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on September 18, 1995.


                                          ALTERA CORPORATION

                                          By:       /s/  RODNEY SMITH

                                            ------------------------------------
                                            Rodney Smith,
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rodney Smith and Nathan Sarkisian, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  -------------------
                   /s/  RODNEY SMITH           Chairman of the Board of      September 18, 1995
---------------------------------------------    Directors, President and
                Rodney Smith                     Chief Executive Officer
                                                 (principal executive
                                                 officer)
             /s/  NATHAN M. SARKISIAN          Vice President, Finance and   September 18, 1995
---------------------------------------------    Chief Financial Officer
             Nathan M. Sarkisian                 (principal financial and
                                                 accounting officer)
              /s/  MICHAEL A. ELLISON          Director                      September 18, 1995
---------------------------------------------
             Michael A. Ellison
                  /s/  PAUL NEWHAGEN           Director                      September 18, 1995
---------------------------------------------
                Paul Newhagen
                /s/  WILLIAM E. TERRY          Director                      September 18, 1995
---------------------------------------------
              William E. Terry

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                          DESCRIPTION
  ------       ---------------------------------------------------------------------------------
  1.1     --   Underwriting Agreement.
  5.1     --   Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation.
  23.1    --   Consent of Price Waterhouse LLP.
  23.2    --   Consent of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
  24.1    --   Power of Attorney (included on page II-3).